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STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 10/06/1997
971336316-2798687

CERTIFICATE OF OWNERSHIP AND MERGER
OF
SPECTRATEK, INCORPORATED
BY
TELTRAN INTERNATIONAL GROUP, LTD.

Pursuant to Section 253 of the
General Corporation Law of the State of Delaware

  Spectratek, Incorporated, a corporation organized and existing under the laws of the State of Utah (the "Corporation")

DOES HEREBY CERTIFY:

  FIRST: That it was organized pursuant to the provisions of the Revised Business Corporation Act of the State of Utah, on the 5th day of July, 1983.

  SECOND: That it owns all of the outstanding shares of the capital stock of Teltran International Group, Ltd. ("Teltran"), a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware, on the 19th day of September, 1997.

  THIRD: That its Board of Directors at a meeting held on the 6th day of August 1997, determined to merge the Corporation with Teltran pursuant to a certain Agreement and Plan of Merger (the "Merger Agreement") and did adopt the following resolutions:

         RESOLVED, that the officers of the Corporation be, and each hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to form a wholly-owned subsidiary of the Corporation, which subsidiary shall be incorporated in the state of Delaware under the name of Teltran International Group, Ltd. (the "Subsidiary").

         RESOLVED, that the officers of the Corporation be, and each hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to enter into the Merger Agreement, pursuant to which the Corporation shall be merged with and into the Subsidiary and the Subsidiary shall be the surviving corporation;

         RESOLVED, that the officers of the Corporation be, and each hereby is, authorized, empowered and directed, in the name

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         and on behalf of the Corporation, to submit the Merger
         Agreement to the Corporation's stockholders for approval in accordance with the Utah Revised Business Corporation
         Act.

         RESOLVED, that the officers of the Corporation be, and each hereby is authorized, empowered and directed, in the name and on behalf of the Corporation as the sole stockholder of the Subisidiary, to approve the Merger Agreement in accordance with the Delaware General Corporation Law;

         RESOLVED, that the officers of the Corporation be, and each hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to file with the State of Delaware and the State of Utah all necessary documents to reflect the transactions contemplated by the Merger Agreement; and

         RESOLVED, that the officers of the Corporation be, and each hereby is, authorized, empowered and directed to take all such action and to do such things as may be necessary or advisable or convenient and proper to effectuate the foregoing resolutions and the intent and purposes thereof.


      FOURTH: That the merger has been adopted, approved, certified, executed and acknowledged by the Board of Directors and the shareholders of the Corporation, in accordance with the laws of the State of Utah.

      IN WITNESS WHEREOF, this Certificate of Ownership and Merger is hereby executed on this 6th day of October, 1997.


                                   SPECTRATEK, INCORPORATED



                                   By:    /s/ Byron Lerner
                                          ------------------
                                          Byron Lerner
                                          Chief Executive Officer